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                                                                    EXHIBITS 3.1

                                      Exhibit B to Securities Purchase Agreement


                              ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                                 WAVEPHORE, INC.


         The undersigned officer of WavePhore, Inc. (the "Corporation"), a corporation existing pursuant to the provisions of the Indiana Business Corporation Law, as amended (the "Act"), desiring to give notice of corporate action effectuating the amendment of certain provisions of the Corporation's Articles of Incorporation, sets forth the following facts:

                                    ARTICLE I
                                    AMENDMENT

         Section 1. The Corporation was incorporated on November 13, 1990.

         Section 2. The name of the Corporation following this Amendment to the Articles of Incorporation is WavePhore, Inc.

         Section 3. The exact text of new subsection (6) of Article III, Section C of the Articles of Incorporation is now as follows:

         (6) Designation of Rights of Series C Convertible Preferred Shares.

         The Corporation is authorized to issue a Series of its Preferred Shares consisting of 24,000 Preferred Shares having a stated value of One Thousand Dollars ($1,000) per share (the "Stated Value"), to be designated as the Series C Convertible Preferred Stock (the "Series C Preferred Stock"). The rights, privileges and preferences of the Series C Preferred Stock, and the limitations and restrictions thereon, are as follows:

1.       DIVIDENDS.

         (a) Dividend Rate; Payments. The holders (each, a "Holder" and collectively, the "Holders") of shares of Series C Preferred Stock (the "Series C Preferred Shares") shall be entitled to receive, to the extent permitted by applicable law, subject to the prior, full payment of any accumulated and unpaid dividends on any class or series of Senior Securities (as defined below) and in preference to the payment of any dividend on any class or series of Junior Securities (as defined below), cumulative dividends ("Dividends") on each Series C Preferred Share in an amount equal to, on an annualized basis, the Stated Value of such Series C Preferred Share times six percent (6%) (such percentage being subject to ratable adjustment in the event of any stock split or combination of the Series C Preferred Stock and to equitable adjustment in the event of a reclassification of the Series C Preferred Stock or other similar event). Dividends shall accrue,
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whether or not earned or declared, on each Series C Preferred Share from the date of original issuance thereof (the "Purchase Date") through the earlier to occur of (A) the Maturity Date (as defined below) and (B) the redemption or conversion thereof in accordance with the terms hereof. Accrued Dividends on a Series C Preferred Share shall be payable quarterly on each June 30, September 30, December 31 and March 31 following the date hereof (or if such date is not a Business Day, on the next succeeding Business Day), on any Redemption Date (as defined below) and on the Maturity Date (as defined below), the first such payment of which shall be prorated and made on September 30, 1997 (each, a "Dividend Payment Date") to the record holder of such Series C Preferred Share on the relevant Dividend Payment Date. If, on any date, Dividends on the outstanding Series C Preferred Shares have not been paid or declared by the Board of Directors in accordance with applicable law and set apart for payment with respect to all Dividend Payment Dates preceding such date, the aggregate amount of such Dividends shall be fully paid or declared and set apart for payment before any distribution, whether by way of dividend or otherwise, shall be declared, paid or set apart with respect to any Junior Securities on or after such date. In the event that a Holder elects to convert a Series C Preferred Share on a Conversion Date (as defined below) which is not a Dividend Payment Date, such Holder shall not be entitled to receive any Dividends which have accrued on such Series C Preferred Share since the immediately prior Dividend Payment Date (the "Cut-off Date"); provided, however, that, in such event, such Holder shall be entitled to receive, on such Conversion Date, any Dividends that have accrued but remain unpaid with respect to each day prior to the Cut-off Date and such Conversion Date shall be deemed to be a Dividend Payment Date with respect to such accrued Dividends. Dividends shall be paid either in cash or, at the option of the Corporation (the "Stock Payment Option"), and subject to the satisfaction of the conditions set forth in paragraph 2(e) below (the "Stock Payment Conditions"), in shares of Common Stock (the "Dividend Payment Shares"). Cash Dividends shall be paid to each Holder within five (5) Business Days following the applicable Dividend Payment Date by delivering immediately available funds to such Holder in accordance with such Holder's wiring instructions. Any amount of Dividends payable in cash which is not paid within five Business Days of the applicable Dividend Payment Date shall bear interest at an annual rate equal to the lower of (x) the "prime" rate (as published in the Wall Street Journal) on such fifth Business Day plus three percent (3%) and
(y) the highest rate permitted by applicable law, for the number of days elapsed from the third such Business Day until such amount is paid in full (the "Default Interest Rate").

         (b) Exercise of Stock Payment Option. If the Corporation elects to exercise the Stock Payment Option, it shall do so by delivering written notice thereof to each Holder at least ten (10) but no more than thirty (30) Business Days prior to the applicable Dividend Payment Date, which notice shall set forth the amount of the Dividend to which such Holder is entitled and the formula pursuant to which the determination of the number of Dividend Payment Shares issuable to such Holder will be made. The Stock Payment Option may be exercised with respect to all or any part of the aggregate Dividend payable to all Holders on a Dividend Payment Date; provided, however, that, if the Stock Payment Option is exercised with respect to less than all of such aggregate Dividend, each Holder shall be entitled to receive Dividend Payment Shares on a pro rata basis in proportion to the amount payable as a Dividend to such Holder on such Dividend Payment Date relative to the amount of the aggregate Dividend payable to all Holders.


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         (c) Delivery of Dividend Payment Shares. Upon exercise of the Stock
Payment Option, the Corporation shall deliver to each Holder, on or before the third (3rd) Business Day following the applicable Dividend Payment Date (the "Dividend Payment Share Delivery Date"), the aggregate number of whole Dividend Payment Shares that is determined by dividing (x) the amount of the Dividend to which such Holder is entitled as of such Dividend Payment Date with respect to all of such Holder's Series C Preferred Shares by (y) the average Closing Sale Price (as defined below) for the Common Stock during the five (5) Trading Days (as defined below) occurring immediately prior to, but not including, the Dividend Payment Date. The Corporation shall effect delivery of Dividend Payment Shares to a Holder by, as long as (A) purchases and sales of shares of Common Stock are eligible for settlement at the Depository Trust Company ("DTC") and
(B) such Holder or its nominee (as identified to the Corporation by such Holder) maintains on the applicable Dividend Payment Share Delivery Date an account at DTC for the receipt of securities, crediting the account of such Holder or nominee at DTC with the number of Dividend Payment Shares required to be delivered, no later than the close of business on such Dividend Payment Share Delivery Date. In the event that either or both of the conditions specified in clauses (A) and (B) above are not satisfied as of the applicable Dividend Payment Share Delivery Date, the Corporation shall effect delivery of Dividend Payment Shares by delivering to the Holder or its nominee physical certificates representing such Dividend Payment Shares, no later than the close of business on such Dividend Payment Share Delivery Date. No fractional Dividend Payment Shares shall be issued; the Corporation shall, in lieu thereof, either issue a number of Dividend Payment Shares which reflects a rounding up to the next whole number of shares or pay such amount in cash. The Dividend Payment Shares shall be fully paid and non-assessable, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Corporation.

         (d) Failure to Deliver Dividend Payment Shares. If the Corporation fails to issue and deliver the appropriate number of Dividend Payment Shares to a Holder on or before the tenth (10th) Business Day following the Dividend Payment Share Delivery Date, the Corporation shall, upon written notice by such Holder, immediately pay the amount of the Dividend in cash, together with Default Interest on such unpaid amount calculated from the applicable Dividend Payment Date until the date on which such amount is paid. Each Holder shall have the right to pursue actual damages for the Corporation's failure to issue and deliver Dividend Payment Shares on the Dividend Payment Share Delivery Date for a Dividend, including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving Dividend Payment Shares, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) (i) the aggregate amount of net proceeds, if any, received by such Holder from the sale of the Dividend Payment Shares issued by the Corporation with respect to such Dividend and (ii) the amount of any cash received in lieu of such Dividend Payment Shares pursuant to the first sentence of this paragraph (d), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).


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         (e) Conditions to Stock Payment Option. The Corporation may exercise the Stock Payment Option with respect to Dividends payable to a Holder only if each of the following conditions has been satisfied as of the applicable Dividend Payment Date:

                  (i) the number of shares of Common Stock authorized, unissued and unreserved for all other purposes, or held in the Corporation's treasury, is sufficient to effect the issuance and delivery of at least 125% of the aggregate of (i) the number of shares of Common Stock into which all outstanding Series C Preferred Shares are convertible (the "Conversion Shares"), (ii) the number of shares of Common Stock (the "Warrant Shares") issuable upon exercise of the Warrants (the "Warrants") issued and sold pursuant to the terms of a Securities Purchase Agreement governing the issuance and sale of the Series C Preferred Stock (the "Securities Purchase Agreement") and which are then outstanding, and
(iii) the number of Dividend Payment Shares issuable pursuant to such exercise;

                  (ii) the Corporation's common stock (the "Common Stock") is authorized for quotation on the Nasdaq National Market or for listing or quotation on the New York Stock Exchange or any other national securities exchange;

                  (iii) (A) a Registration Statement covering the resale of shares of Common Stock (the "Registration Statement") is effective and available for the sale of no less than 125% of the aggregate of (i) the number of Conversion Shares into which all outstanding Series C Preferred Shares are then convertible, (ii) the number of Warrant Shares then issuable upon the exercise of all outstanding Warrants in full, (iii) the number of Conversion Shares and Warrant Shares, respectively, that are then held by all of the Holders and with respect to which a registration statement is required to be maintained under the terms of the Registration Rights Agreement, pursuant to which the Conversion Shares, the Warrant Shares and the Dividend Payment Shares are required to be registered under the Registration Statement (the "Registration Rights Agreement") and (iv) the number of Dividend Payment Shares issuable pursuant to such exercise or (B) a Registration Statement is no longer required to be maintained under the Registration Rights Agreement;

                  (iv) a Mandatory Redemption Event (as defined herein) has not occurred; and

                  (v) such payment in Dividend Payment Shares, after giving effect to the Conversion of all Series C Preferred Shares, the exercise of all Warrants and the prior issuance of all shares of Common Stock hereunder, in each case effected on or before such Dividend Payment Date, will not violate the limitations set forth in Section 4 below.

         For purposes of subparagraphs (e)(i) and (e)(iii) above, the determination of the number of Conversion Shares or Warrant Shares issuable at any time shall be made without regard to the limitations set forth in Section 4 below or in paragraph 4 of the Warrant.


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2.       PRIORITY.

         (a)      Payment upon Dissolution.

                  (i) Upon the occurrence of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Corporation or by its creditors, as such, or relating to its assets or (y) the dissolution or other winding up of the Corporation whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Corporation (each, a "Liquidation Event"), no distribution shall be made to the holders of any shares of Junior Securities (as defined below) unless, following the payment of preferential amounts on all Senior Securities (as defined below), each Holder shall have received the Liquidation Preference (as defined below) with respect to each Series C Preferred Share then held by such Holder. In the event that upon the occurrence of a Liquidation Event, and following the payment of preferential amounts on all Senior Securities (as defined below), the assets available for distribution to the Holders and the holders of securities ranking pari passu with the Series C Preferred Stock in respect of dividends, redemption or distribution upon liquidation (the "Pari Passu Securities") are insufficient to pay the Liquidation Preference with respect to all of the outstanding Series C Preferred Shares and the preferential amounts payable to such holders, the entire assets of the Corporation shall be distributed ratably among the Series C Preferred Shares and the shares of Pari Passu Securities in proportion to the ratio that the preferential amount payable on each such share (which shall be the Liquidation Preference in the case of a Series C Preferred Share) bears to the aggregate preferential amount payable on all such shares.

                  (ii) The "Liquidation Preference" with respect to a Series C Preferred Share shall mean an amount equal to the Stated Value of such Series C Preferred Share plus any accrued and unpaid Dividends thereon. "Junior Securities" shall mean the Common Stock and all other capital stock of the Corporation that are not Pari Passu Securities or do not have a preference over the Series C Preferred Stock in respect of dividends, redemption or distribution upon liquidation. "Senior Securities" shall mean any securities of the Corporation which by their terms have a preference over the Series C Preferred Stock in respect of dividends, redemption or distribution upon liquidation. For purposes hereof, the Corporation's Series A Preferred Stock and Series B Preferred Stock shall be deemed to be Senior Securities and the Corporation's Series 1994 Cumulative Preferred Stock and any other series of capital stock that does not constitute Junior Securities or Senior Securities shall be deemed to be Pari Passu Securities.

3.       CONVERSION.

         (a) Right to Convert. Subject to the limitations contained in Section 4 below, each Holder shall have the right to convert, at any time and from time to time, from and after the date which is three months following the Purchase Date (the "Initial Conversion Date"), all or any part of the Series C Preferred Shares held by such Holder into such number of fully paid and non-

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assessable shares of Common Stock ("Conversion Shares") as is computed in accordance with the terms hereof (a "Conversion").

         (b) Conversion Notice. In order to convert Series C Preferred Shares, a Holder shall send by facsimile transmission, at any time prior to 11:59 p.m., eastern time, on the date on which such Holder wishes to effect such Conversion (the "Conversion Date"), (i) a notice of conversion (a "Conversion Notice") to the Corporation and to its designated transfer agent for the Common Stock (the "Transfer Agent") stating the number of Series C Preferred Shares to be converted, the applicable Conversion Price (as defined below) and a calculation of the number of shares of Common Stock issuable upon such Conversion and (ii) a copy of the certificate or certificates representing the Series C Preferred Shares being converted. The Holder shall thereafter send the original of the Conversion Notice and of such certificate or certificates by overnight mail to the Transfer Agent. The Corporation shall issue a new certificate for Series C Preferred Shares in the event that less than all of the Series C Preferred Shares represented by a certificate delivered to the Corporation in connection with a Conversion are converted. Upon receipt of a facsimile of the Conversion Notice, the Corporation shall send by facsimile to the Holder submitting such Conversion Notice a confirmation of the receipt thereof ("a Confirmation Notice"). In the case of an unresolved good faith dispute as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion, the Corporation shall promptly issue to the Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountants within three (3) Business Days of receipt of the Holder's Conversion Notice. The Corporation shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Corporation and the Holder of the results in writing no later than three (3) Business Days following the day on which it received the disputed calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

         (c) Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be determined by dividing the aggregate Stated Value of the Series C Preferred Shares to be converted by the Conversion Price (as defined herein) in effect on the Conversion Date. During the first six months following the Purchase Date (the "Fixed Conversion Price Period"), "Conversion Price" shall mean 115% of the average of the Closing Sale Prices for the Common Stock on the five (5) Trading Days (as defined herein) occurring immediately prior to (but not including) the Purchase Date (the "Fixed Conversion Price"). Following the end of the Fixed Conversion Price Period, "Conversion Price" shall mean the lesser of (A) the Fixed Conversion Price and (B) a price (the "Floating Conversion Price") calculated by (i) determining the seven lowest Closing Sale Prices for the Common Stock during the thirty (30) Trading Days occurring immediately prior to (but not including) the Conversion Date, (ii) determining the average of the five highest of such seven Closing Sale Prices and (iii) multiplying such average by a percentage determined as described below (the "Conversion Percentage")(for the avoidance of doubt, the Floating Conversion Price shall be equal to the product of such average times the Conversion Percentage). The Conversion Percentage shall be equal to (i) as long as the Common Stock is quoted on the Nasdaq National Market or listed on a national securities exchange, 100% (ii) if the Common Stock is quoted on the Nasdaq SmallCap Market,

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85% and (iii) if the Common Stock is neither quoted on the Nasdaq National
Market or on the Nasdaq SmallCap Market, nor listed on a national securities exchange, 75%. Upon the satisfaction of each of the Extension Conditions (as defined below), the Fixed Conversion Price Period shall be extended for an additional six month period (the "Extension Period"), subject to the prior expiration of such period as described below. The "Extension Conditions" are as follows: (1) the Corporation's earnings deficiency before interest, taxes, depreciation and amortization for the third quarter of 1997 is not greater than $2,500,000, (2) the Corporation's revenues for the third quarter of 1997 are at least $6,500,000, and (3) the average of the Closing Sale Prices for the Common Stock on the five (5) Trading Days occurring immediately prior to (but not including) the day on which the Fixed Conversion Price Period would otherwise expire is equal to or greater than 125% of the Fixed Conversion Price. Notwithstanding the satisfaction of the Extension Conditions, if on any three
(3) consecutive Trading Days occurring during the Extension Period, the Closing Sale Price for the Common Stock is less than the Closing Sale Price for the Common Stock on the Purchase Date, the Extension Period will automatically expire at 5:00 p.m, eastern time, on the third such Trading Day.

         (d) Certain Definitions. "Trading Day" shall mean any day on which the Common Stock is traded on the Nasdaq National Market or on the principal securities exchange or market on which the Common Stock is then traded. "Closing Sale Price" means, with respect to a security, the closing sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting closing sale prices of such security, a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding Series C Preferred Shares (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the sale prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on any of the foregoing bases, the Closing Sale Price of such security shall be the fair market value as reasonably determined by an investment banking firm selected by the Holders (which may be a Holder) of a majority of the then outstanding Series C Preferred Shares and reasonably acceptable to the Corporation, with the costs of such appraisal to be borne by the Corporation. "Business Day" means any day on which the New York Stock Exchange and commercial banks located in the City of New York are open for business

         (e) Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice from a Holder pursuant to paragraph 3(b) above, the Corporation shall, no later than the close of business on the later to occur of
(i) the third (3rd) Business Day following the Conversion Date set forth in such Conversion Notice, (ii) the first Business Day following delivery of the original certificates, duly endorsed, representing the Series C Preferred Shares being converted pursuant thereto, if such delivery is effected at or prior to 2:00 p.m., Arizona time, and (iii) the second Business Day following delivery of such original certificates if such delivery is effected after 2:00 p.m., Arizona time (the "Delivery Date"), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares as shall be determined as provided herein. The Corporation shall

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effect delivery of Conversion Shares to a Holder by, as long as (A) purchases and sales of shares of Common Stock are eligible for settlement at DTC and (B) such Holder or its nominee (as advised by such Holder) maintains on the applicable Delivery Date an account at DTC for the receipt of securities, crediting the account of such Holder or nominee at DTC with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that either or both of the conditions specified in clauses (A) or (B) above are not satisfied as of the applicable Delivery Date, or if a Holder so specifies in a Conversion Notice, the Corporation shall effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next higher number of Conversion Shares. Conversion Shares delivered to the Holder shall not contain any restrictive legend as long as the sale of such Conversion Shares is covered by an effective Registration Statement or may be made pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"), or any successor rule or provision.

         (f)      Failure to Deliver Conversion Shares.

                  (i) In the event that the Corporation fails for any reason (other than by operation of Section 4 below) to deliver to a Holder certificates representing the number of Conversion Shares specified in the applicable Conversion Notice on or before the Delivery Date therefor (a "Conversion Default"), such Holder shall notify the Corporation by facsimile of such Conversion Default (a "Default Notice"). If, after the Holder has sent a Default Notice to the Corporation, the Corporation has not delivered such certificates, and such failure continues for three (3) Business Days following the later to occur of the Delivery Date and the date on which the Default Notice is sent, the Corporation shall pay to such Holder payments ("Conversion Default Payments") in the amount of (i) (N/365) multiplied by (ii) the aggregate Liquidation Preference of the Series C Preferred Shares represented by the Conversion Shares which remain the subject of such Conversion Default multiplied by (iii) the lower of twenty-four percent (24%) and the maximum rate permitted by applicable law, where "N" equals the number of days elapsed between the original Delivery Date for such Conversion Shares and the earlier to occur of (A) the date on which all of the certificates representing such Conversion Shares are issued and delivered to such Holder, (B) the date on which such Series C Preferred Shares are redeemed pursuant to the terms hereof and (C) the date on which a Withdrawal Notice (as defined below) is delivered to the Corporation. Amounts payable under this subparagraph (f) shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day of the calendar month immediately following the calendar month in which such amounts have accrued.

                  (ii) In the event that a Holder has not received certificates representing the Conversion Shares by the tenth (10th) Business Day following a Conversion Default, such Holder may, upon written notice (a "Withdrawal Notice") delivered to the Corporation on such Business Day or on any Business Day thereafter (unless, prior to the delivery of such notice, such Conversion Shares are delivered to such Holder), withdraw its Conversion Notice with respect to

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such Conversion Shares and regain its rights as a Holder of the Series C
Preferred Shares that are the subject of such Conversion Default. In such event, the Conversion Price that would otherwise be in effect when such Series C Preferred Shares are thereafter converted in accordance with the terms hereof shall be reduced by one percent (1%) for each day occurring during the period immediately following such 10th Business Day until the day on which the such Holder delivers a Withdrawal Notice to the Corporation; provided, however, that the maximum percentage by which such Conversion Price may be reduced hereunder, and under subparagraph 7(d)(iii) hereof, shall be fifty percent (50%). (For example, if such Conversion Default were to continue for five days following such 10th Business Day, such Conversion Price would be reduced by 5%; if for ten days, by 10%; and for fifty days or more, 50%, so that the number of Conversion Shares deliverable upon conversion of such Series C Preferred Shares would be increased proportionately) Upon delivery by a Holder of a Withdrawal Notice, such Holder shall retain all of such Holder's rights and remedies with respect to the Corporation's failure to deliver such Conversion Shares (including without limitation the right to receive the cash payments specified in subparagraph 3(f)(i) above).

                  (iii) Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to issue and deliver Conversion Shares on the applicable Delivery Date (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving Conversion Shares upon Conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such Holder from the sale of the Conversion Shares issued by the Corporation pursuant to such Conversion), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

         (g) Conversion at Maturity. On the date which is five (5) years following the Purchase Date (the "Maturity Date"), all Series C Preferred Shares then outstanding shall be automatically converted into the number of shares of Common Stock equal to the Stated Value of such shares divided by the Mandatory Conversion Price (as defined below) (a "Mandatory Conversion"), provided, however, that if either (x) the Common Stock is not designated for quotation on the Nasdaq National Market or listed on the New York Stock Exchange or other national securities exchange or (y) the Corporation delivers a written notice to each Holder at least twenty-five (25) Business Days prior to the Maturity Date stating that it intends to redeem the outstanding Series C Preferred Shares for cash, the Corporation shall, within five (5) Business Days following the Maturity Date, pay to each Holder, in immediately available funds, an amount equal to the Stated Value for the Series C Preferred Shares then held by such Holder. If a Mandatory Conversion occurs, the Corporation and each Holder shall follow the procedures for Conversion set forth in this Section 3, with the Maturity Date deemed to be the Conversion Date, except that the Holder shall not be required to send a Conversion Notice as contemplated by paragraph 3(b). The "Mandatory Conversion Price" shall be equal to the average Closing Sale Price of the Common Stock for the twenty (20) Trading Days occurring immediately prior to, but not including, the Maturity Date.



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4.       CONVERSION LIMITATIONS.

         In no event shall a Holder be permitted to convert any Series C Preferred Shares in excess of the number of such shares, upon the Conversion of which:

         (a) the number of Conversion Shares to be issued pursuant to such Conversion, when added to the number of shares of Common Stock issued pursuant to all prior Conversions of Series C Preferred Shares, issuances of Dividend Payment Shares and exercise of the Warrants would exceed 19.99% of the number of outstanding shares of Common Stock on the Purchase Date (subject to equitable adjustments from time to time for the events described in Section 5 below) (the "Cap Amount"), except that such limitation shall not apply in the event that (i) the Corporation obtains the approval of its shareholders as required by NASD Rule 4460 (or any successor rule or regulation) for issuances of Common Stock in excess of such amount or (ii) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the Holders of a majority of the Series C Preferred Shares then outstanding. Until such approval or written opinion is obtained, no purchaser of Series C Preferred Shares pursuant to the Securities Purchase Agreement (each, a "Purchaser" and, collectively, the "Purchasers") shall be issued, upon Conversion of the Series C Preferred Shares, Conversion Shares in an amount greater than the product of (A) the Cap Amount times (B) a fraction, the numerator of which is the number of Series C Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all of the Series C Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement (the "Allocation Amount"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Series C Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Allocation Amount. In the event that any Holder shall convert all of such Holder's Series C Preferred Shares into a number of Conversion Shares which, in the aggregate, is less than such Holder's Allocation Amount, then the difference between such Holder's Allocation Amount and the number of Conversion Shares actually issued to such Holder shall be allocated to the respective Allocation Amounts of the remaining Holders of Series C Preferred Shares on a pro rata basis in proportion to the number of Series C Preferred Shares then held by each such Holder;

         (b) (x) the number of shares of Common Stock beneficially owned by such Holder and its affiliates (other than shares of Common Stock issuable upon conversion of such Series C Preferred Shares or which would otherwise be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this subparagraph (b)) plus
(y) the number of shares of Common Stock issuable upon the Conversion of such Series C Preferred Shares, would be equal to or exceed (z) 4.99% of the number of shares of Common Stock then issued and outstanding. As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder. To the extent that the limitation contained in this paragraph 4(b) applies, the determination of whether Series C Preferred Shares are convertible (in relation to other securities owned by a Holder) and of which Series C Preferred Shares are convertible shall be in the sole discretion of such Holder, and the submission of Series C Preferred Shares for Conversion shall be deemed to be such Holder's determination of whether such Series C Preferred Shares are convertible (in relation to other securities owned by a Holder) and of which Series C Preferred Shares are convertible, subject to such aggregate percentage limitation, and the Corporation shall have no obligation whatsoever to verify or confirm the accuracy of such determination. This paragraph may be amended (i) in order to clarify an ambiguity or otherwise to give effect to such limitation, by the Board of Directors of the Corporation and the Holders of two-thirds (2/3) of the Series C Preferred Shares then outstanding and (ii) for any other reason, with the further consent of the holders of a majority of the shares of Common Stock then outstanding, to the extent permitted by applicable law and subject to the rights and preferences of the Senior Securities. Nothing contained herein shall be deemed to restrict the right of a Holder to convert such Series C Preferred Shares at such time as such Conversion will not violate the provisions of this subparagraph (b); and

         (c) during the period beginning on the day which is three (3) months following the Purchase Date and ending on the day which is nine months following the Purchase Date (the "Additional Restriction Period"), such Holder would have converted more than fifty percent (50%) of the Series C Preferred Shares originally issued to such Holder (the "Additional Cap Amount") or, if such Holder received the Series C Preferred Shares otherwise than through the original issuance thereof, such Holder's pro rata portion of the original Holder's Additional Cap Amount. Following the last day of the Additional Restriction Period, such Holder shall be entitled to convert all of the Series C Preferred Shares then held by such Holder (subject to the other limitations contained in this Section 4).

         The restrictions contained in (A) paragraph 4(c) shall not apply in the event of an Optional Redemption or Mandatory Redemption (each as defined below) and (B) paragraphs 4(b) or 4(c) shall not apply in the event of a Mandatory Conversion.

5.       ADJUSTMENTS TO CONVERSION PRICE.

         (a) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the Conversion of all of the Series C Preferred Shares, (A) the number of outstanding shares of Common Stock is increased by a stock split, a stock dividend on the Common Stock, a reclassification of the Common Stock, the distribution to holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price thereof (based upon the subscription or exercise price of such rights or warrants at the time of the issuance thereof) or other similar event, the Fixed Conversion Price shall be proportionately reduced, or (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof. For purposes hereof, the market price per share of Common Stock on any date shall be the average Closing Sale Price for the Common Stock on the five (5) consecutive Trading Days occurring immediately prior to but not including the earlier of such date and the Trading Day before the "ex" date, if any, with respect to the issuance or distribution requiring such computation. The term "'ex' date", when used with respect to any issuance or distribution, means the first Trading Day on which the Common Stock trades regular way in the market from which such average Closing Sale Price is then to be determined without the right to receive such issuance or distribution.

         (b) Adjustment to Conversion Price. If, prior to the Conversion of all of the Series C Preferred Shares, the number of outstanding shares of Common Stock is increased or decreased by a stock split, a stock dividend on the Common Stock, combination, a reclassification of the Common Stock or other similar event, and such event takes place during the reference period for determination of the Conversion Price for any Conversion thereof, the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all Trading Days immediately preceding the Conversion Date.

         (c) Adjustment Due to Merger, Consolidation, Etc. If, prior to the Conversion of all of the Series C Preferred Shares, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity or there is a sale of all or substantially all the Corporation's assets or there is a Change of Control Transaction (as defined below) with respect to which, in any such case, a Holder does not exercise its right to a Mandatory Redemption (as defined below) of the Series C Preferred Stock, then such Holder shall thereafter have the right to receive upon Conversion of Series C Preferred Shares, upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon Conversion, such stock, securities and/or other assets, if any, which such Holder would have been entitled to receive in such transaction had such shares been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection 5(c) unless (i) it first gives to each Holder prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event, and makes a public announcement of such event at the same time that it gives such notice and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation hereunder, including the terms of this subsection 5(c).

         (d) Distribution of Assets. If the Corporation shall declare or make any distribution of cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or the immediately preceding year), or any rights to acquire any of the foregoing, to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, including any dividend or distribution in shares of capital stock of a subsidiary of the Corporation (collectively, a "Distribution"), then, upon a Conversion by a Holder occurring after the record date for determining shareholders entitled to such Distribution, the Fixed Conversion Price for Series C Preferred Shares not converted prior to the record date of a Distribution shall be reduced to a price determined by decreasing the Fixed Conversion Price in effect immediately prior to the record date of the Distribution by an amount equal to the fair market value of the assets so distributed with respect to each share of Common Stock, as determined by mutual agreement of the Corporation and each Holder.

         (e) Adjustment Due to Major Announcement. If the Corporation (i) makes a public announcement that it intends to enter into a Change of Control Transaction (as defined below) or (ii) any person, group or entity (including the Corporation, but excluding a Holder or any affiliate of a Holder) publicly announces a bona fide tender offer, exchange offer or other transaction to purchase 50% or more of the Common Stock (such announcement being referred to herein as a "Major Announcement" and the date on which a Major Announcement is made, the "Announcement Date"), then, in the event that a Holder seeks to convert Series C Preferred Shares on or following the Announcement Date, the Conversion Price shall, effective upon the Announcement Date and continuing through the earlier to occur of the consummation of the proposed transaction or tender offer, exchange offer or other transaction and the Abandonment Date (as defined below), be equal to the lower of (x) the average Closing Sale Price for the Common Stock on the five Trading Days immediately preceding (but not including) the Announcement Date and (y) the Conversion Price in effect on the Conversion Date for such Series C Preferred Shares (regardless of whether the Announcement Date occurs during the Fixed Conversion Price Period). "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this Paragraph (e) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause
(ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this Paragraph (e) to become operative. In the event of a Major Announcement, the restrictions contained in paragraph 4(c) shall not apply during the period from the Announcement Date until the Abandonment Date.

         (f) No Fractional Shares. If any adjustment under this Section would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion shall be the next higher number of shares or, at the option of the Corporation, shall be paid in cash in an amount calculated by multiplying the amount of the fractional share times the Closing Sale Price used to calculate the Conversion Price for such Conversion.

6.       OPTIONAL REDEMPTION.

         (a) Optional Redemption by Corporation. In the event that at any time after the day which is twelve (12) months following the Purchase Date, the Closing Sale Price of the Common Stock exceeds 150% of the Fixed Conversion Price for any ten (10) consecutive Trading Days (an "Optional Redemption Period"), the Corporation shall have the right to redeem, to the extent permitted by applicable law and subject to the rights and preferences of the Senior Securities (an "Optional Redemption"), up to, with respect to each Optional Redemption, twenty-five percent (25%) of the number of Series C Preferred Shares originally purchased by a Holder on the Purchase Date (the "Optional Redemption Amount") at the Optional Redemption Price (as defined below).

A Holder's Optional Redemption Amount shall be deemed to be reduced (but without duplication) by the number of Series C Preferred Shares which the Holder has converted or which have been redeemed prior to an Optional Redemption. In the event that a Holder sells or otherwise transfers any of such Holder's Series C Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder's Optional Redemption Amount. The Corporation may not effect an Optional Redemption hereunder with respect to a Holder's Series C Preferred Shares unless such Optional Redemption applies on a pro rata basis to the Series C Preferred Shares held by each of the other Holders.

         (b) Optional Redemption Notice; Conditions. In order to effect an Optional Redemption, the Corporation must deliver a written notice to each Holder no later than five (5) Business Days following the last day of an Optional Redemption Period (an "Optional Redemption Notice"). An Optional Redemption Notice shall specify the number of such Holder's Series C Preferred Shares being redeemed, the date on which such redemption will be effected (an "Optional Redemption Date"), whether the Optional Redemption Price (as defined below) will be paid in cash or shares of Common Stock and, if paid in shares of Common Stock, the calculation therefor. An Optional Redemption Date shall be no less than twenty (20) Trading Days and no more than thirty (30) Trading Days following the date on which the related Optional Redemption Notice is delivered to all of the Holders. Notwithstanding the foregoing, the Corporation shall have the right to effect an Optional Redemption (x) only once during any period of ninety (90) consecutive days and (y) only if, at all times during the period beginning on the first day of the Optional Redemption Period and ending on the Optional Redemption Date (the "Determination Period"), each of the following conditions (collectively, the "Optional Redemption Conditions") is satisfied:

                  (i) the Common Stock is designated for quotation on the Nasdaq National Market or is listed on the New York Stock Exchange or other national exchange;

                  (ii) the Registration Statement is effective and available (other than for any five (5) days occurring during the Determination Period) for the sale of no less than 125% of the aggregate of: (A) the number of Conversion Shares into which all outstanding Series C Preferred Shares are then convertible, (B) the number of Warrant Shares then issuable upon the exercise of the Warrants in full and (C) the number of Conversion Shares and Warrant Shares, respectively, that are then held by all of the Holders and with respect to which a registration statement is required to be maintained under the terms of the Registration Rights Agreement; and

                  (iii) the Corporation is not in breach of its obligation to deliver Conversion Shares pursuant to the terms of paragraph 3(e) hereof.

         Nothing contained herein shall be deemed to limit in any way a Holder's right to convert Series C Preferred Shares at any time including during the period between the date on which an Optional Redemption Notice is delivered to such Holder and the related Optional Redemption Date. For purposes of subparagraph (ii) above, the determination of the number of Conversion Shares or Warrant Shares issuable at any time shall be made without regard to the limitations set forth in Section 4 above or paragraph 4 of the Warrants.

         (c) Optional Redemption Price. The "Optional Redemption Price" price for a Series C Preferred Share shall be payable, at the option of the Corporation, in cash or shares of Common Stock, in an amount equal to 115% of the Stated Value thereof if paid in cash or, if paid in shares of Common Stock, the number of shares equal to 115% of such Stated Value divided by the Optional Redemption Conversion Price. The "Optional Redemption Conversion Price" shall be equal to the average Closing Sale Price for the Common Stock during the twenty
(20) Trading Days occurring immediately prior to, but not including, the related Optional Redemption Date.

         (d) Payment of Optional Redemption Price.

             (i) Cash Payment. In the event that an Optional Redemption Notice states that the Corporation will pay the Optional Redemption Price in cash, and if all of the Optional Redemption Conditions are satisfied, such payment shall be made to the Holders within five (5) Business Days following the Optional Redemption Date. Upon the redemption of a Series C Preferred Share, and payment of the Optional Redemption Price to the Holder thereof, such Holder will promptly return such share to the Corporation for cancellation. If the Corporation fails to pay the Optional Redemption Price to the Holder within five
(5) Business Days of the Optional Redemption Date, the Holder shall be entitled to interest thereon at an annual rate equal to the Default Interest Rate from and after the Optional Redemption Date until the Optional Redemption Price has been paid in full.

             (ii) Payment in Common Stock. In the event that an Optional Redemption Notice states that the Corporation will pay the Optional Redemption Price in shares of Common Stock (the "Optional Redemption Shares"), and assuming the due satisfaction of all of the Optional Redemption Conditions, the Corporation shall deliver to each Holder, on or before the third (3rd) Business Day following the applicable Optional Redemption Date (the "Optional Redemption Share Delivery Date"), the aggregate number of whole shares of Common Stock that is determined in accordance with paragraph 6(c) above. The Corporation shall effect delivery of Optional Redemption Shares to a Holder by, as long as (A) purchases and sales of shares of Common Stock are eligible for settlement at DTC and (B) such Holder or its nominee (as identified to the Corporation by such Holder) maintains on the applicable Optional Redemption Share Delivery Date an account at DTC for the receipt of securities, crediting the account of such Holder or nominee at DTC with the number of Dividend Payment Shares required to be delivered, no later than the close of business on such Optional Redemption Share Delivery Date. In the event that either or both of the conditions specified in clauses (A) and (B) above are not satisfied as of the applicable Optional Redemption Share Delivery Date, the Corporation shall effect delivery of Optional Redemption Shares by delivering to the Holder or its nominee physical certificates representing such Dividend Payment Shares, no later than the close of business on such Optional Redemption Share Delivery Date. No fractional Optional Redemption Shares shall be issued; the Corporation shall, in lieu thereof, either issue a number of Optional Redemption Shares which reflects a rounding up to the next whole number of shares or pay such amount in cash. The Optional Redemption Shares shall be fully paid and non-assessable, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Corporation. If the Corporation fails to issue and deliver the appropriate number of Optional Redemption Shares to such Holder on or before the tenth (10th) Business Day following the Optional Redemption Payment Share Delivery Date, the Company shall, upon written notice by such Holder, immediately pay the Optional Redemption Price in cash, together with Default Interest on such unpaid amount calculated from the applicable Optional Redemption Date until the date on which such amount is paid.

7.       MANDATORY REDEMPTION.

         (a) Mandatory Redemption. In the event that a Mandatory Redemption Event (as defined below) occurs, each Holder shall have the right, to the extent permitted by applicable law and subject to the rights and preferences of the Senior Securities, to have all or any portion of the Series C Preferred Shares held by such Holder redeemed by the Corporation (a "Mandatory Redemption") at the Mandatory Redemption Price (as defined herein) in same day funds. In order to exercise its right to effect a Mandatory Redemption, a Holder must deliver a written notice (a "Mandatory Redemption Notice") to the Corporation no later than 5 p.m., Arizona time, on the Business Day following the day on which written notice is delivered by the Corporation to the Holder that such event is no longer continuing; provided, however, that, in the case of subparagraph
(b)(vi) below, the following procedure shall be followed in lieu thereof: (a) no sooner than fifteen (15) days nor later than ten (10) days prior to the Company's good faith estimate of the consummation of a Change of Control Transaction (as defined below), but not prior to the public announcement of such Change of Control Transaction, the Company shall deliver a written notice (a "Notice of Change of Control Transaction") to each Holder, and (b) within five
(5) days of delivery by the Company of a Notice of Change of Control Transaction, each Holder who wishes to exercise its right to effect a Mandatory Redemption hereunder shall deliver a Mandatory Redemption Notice to the Corporation. The Mandatory Redemption Notice shall specify the effective date of such Mandatory Redemption (the "Mandatory Redemption Date") and the number of such shares to be redeemed. As used herein, a Mandatory Redemption Date and an Optional Redemption Date are each sometimes referred to as a "Redemption Date".

         (b) Mandatory Redemption Event. Each of the following events shall be deemed a "Mandatory Redemption Event":

                  (i) the Corporation fails for any reason (including without limitation as a result of not having a sufficient number of shares of Common Stock authorized and reserved for issuance, but not including by reason of the provisions of Section 4 hereof) to issue shares of Common Stock to a Holder and deliver certificates representing such shares to such Holder as and when required by the provisions hereof upon Conversion of any Series C Preferred Shares, and such failure continues for ten (10) Business Days;

                  (ii) the Corporation's shareholders fail to approve the proposal contemplated by Section 4.5 of the Securities Purchase Agreement at the first meeting of the Corporation's shareholders held after the Purchase Date and the Corporation fails, within twenty days following such meeting, to cause the Common Stock to be listed or quoted on a recognized national securities exchange or quotation system which would not impose a limitation similar to that described in paragraph 4(a) hereof;

                  (iii) the Corporation breaches, in a material respect, any covenant or other material term or condition of the Securities Purchase Agreement (other than a representation or warranty contained therein), the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby, and such breach continues for a period of thirty (30) days after written notice thereof to the Corporation from a Holder;

                  (iv) the Registration Statement is not declared effective by 180 days following the Purchase Date or if the Registration Statement has been declared effective by such date and, while the effectiveness of the Registration Statement is required to be maintained pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including without limitation, the issuance of a stop order) or is unavailable to the Holder for the sale of Conversion Shares in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) Business Days, provided that the cause of such lapse or unavailability is not due to factors solely within the control of the Holder, and provided further that the Registration Statement shall not be deemed to be unavailable to the Holder, for purposes of this subparagraph (iv) only, during any period, not to exceed an aggregate of thirty (30) days for all such periods, with respect to which the Board of Directors of the Corporation determines in good faith (A) that an amendment or supplement to the Registration Statement or prospectus contained therein is necessary in order to correct a material misstatement made therein or to include information the absence of which would render the Registration Statement or such prospectus materially misleading and (B) that the disclosure of such information at such time would be detrimental to the business or prospects of the Corporation;

                  (v) the Corporation undertakes any voluntary action to terminate the quotation or listing of the Common Stock on the Nasdaq National Market or on a national securities exchange, unless such action is taken in connection with the continued quotation or listing of the Common Stock on another recognized national securities exchange or quotation system; or

                  (vi) there occurs the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation of a transaction or series of related transactions, in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior shareholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity (a "Change of Control Transaction"); provided, however, that a tender offer or any other transaction with respect to which the Corporation's Board of Directors is unable to exercise discretion as to the effectuation thereof shall not be deemed to be a Mandatory Redemption Event by operation of this subparagraph (vi).

         (c) Mandatory Redemption Price. The "Mandatory Redemption Price" shall be equal to the Stated Value of the Series C Preferred Shares being redeemed multiplied by one hundred and twenty percent (120%); provided, however, that the Mandatory Redemption Price for a Mandatory Redemption which occurs pursuant to subparagraph 7(b)(ii) above shall be equal to (i) the Stated Value of the Series C Preferred Shares being redeemed plus (ii) an amount equal to such Stated Value times 1.125% for each month which has elapsed between the Purchase Date and the Mandatory Redemption Date.

         (d)      Payment of Mandatory Redemption Price.

                  (i) The Corporation shall pay the Mandatory Redemption Price to the Holder exercising its right to redemption within five (5) Business Days following the Mandatory Redemption Date. Upon the redemption of a Series C Preferred Share, and payment of the Mandatory Redemption Price to the Holder thereof, such Holder will promptly return such share to the Corporation for cancellation.

                  (ii) If Corporation fails to pay the Mandatory Redemption Price to the Holder within five (5) Business Days of the Mandatory Redemption Date, the Holder shall be entitled to interest thereon, from and after the Mandatory Redemption Date until the Mandatory Redemption Price has been paid in full, at an annual rate equal to the Default Interest Rate.

                  (iii) If the Corporation fails to pay the Mandatory Redemption Price within ten (10) Business Days of the Mandatory Redemption Date, then the Holder shall have the right at any time, so long as the Corporation remains in default, to require the Corporation, upon written notice, to immediately issue, in lieu of the Mandatory Redemption Price, the number of shares of Common Stock of the Corporation equal to the Mandatory Redemption Price divided by the Conversion Price in effect on such Conversion Date as is specified by the Holder in writing to the Corporation, such Conversion Price to be reduced by one percent (1%) for each day beyond such 10th Business Day in which the failure to pay the Mandatory Redemption Price continues; provided, however, that the maximum percentage by which such Conversion Price may be reduced in the aggregate hereunder, and under subparagraph 3(f)(ii) above, shall be fifty percent (50%).

8.       MISCELLANEOUS.

         (a) Transfer of Series C Preferred Shares. A Holder may sell, transfer or otherwise dispose of all or any portion of the Series C Preferred Shares to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Securities Purchase Agreement. From and after the date of such sale, transfer or disposition, the transferee hereof shall be deemed to be a Holder. Upon any such sale, transfer or disposition, the Corporation shall, promptly following the return of the certificate or certificates representing the Series C Preferred Shares that are the subject of such sale, transfer or disposition, issue and deliver to such transferee a new certificate in the name of such transferee.

         (b) Notices. Except as otherwise provided herein, any notice, demand or request required or permitted to be given pursuant to the terms hereof, the form or delivery of which notice, demand or request is not otherwise specified herein, shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 5:00 p.m., eastern time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day,
(ii) on the next Business Day after timely delivery to an overnight courier and
(iii) on the third Business Day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

                  If to the Corporation:

                  WavePhore, Inc.
                  3311 N. 44th Street
                  Phoenix, Arizona 85018
                  Attn: David E. Deeds (with a copy to the General Counsel)
                  Fax:  602-952-5517

and if to any Holder, to such address for such Holder as shall be designated by such Holder in writing to the Corporation.

         (c) Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing Series C Preferred Shares, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

         (d) No Voting Rights. Except as provided by Indiana Code Section 23-1-38-4 and paragraph 8(e) below, the Holders of the Series C Preferred Shares shall have no voting rights with respect to the business, management or affairs of the Corporation; provided that the Corporation shall provide each Holder with prior notification of each meeting of shareholders (and copies of proxy statements and other information sent to such shareholders).

         (e) Protective Provisions.

                  So long as shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Holders of at least two-thirds (2/3) of the then outstanding shares of Series C Preferred Stock:

                           (i) alter or change the rights, preferences or
privileges of the Series C Preferred Stock or any other capital stock of the Corporation so as to affect adversely the Series C Preferred Stock;

                           (ii) create any new class or series of capital stock
having a preference over or ranking pari passu with the Series C Preferred Stock as to redemption, the payment of dividends or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation;

                           (iii) increase the authorized number of shares of
Series C Preferred Stock;


                           (iv) issue any shares of Series C Preferred Stock
other than pursuant to the Securities Purchase Agreement; or

                           (v) issue any additional shares of Senior Securities
or Pari Passu Securities.

                  In the event that Holders of at least two-thirds (2/3) of the then outstanding shares of Series C Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock, pursuant to the terms hereof, then the Corporation will deliver notice of such approved change to the holders of the Series C Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) days following such delivery to convert their Series C Preferred Shares pursuant to the terms hereof as they existed prior to such alteration or change (without giving effect to the limitations contained in paragraph 4(c) hereof), or to continue to hold such Series C Preferred Shares. No such change shall be effective to the extent that, by its terms, it applies to less than all of the Holders of Series C Preferred Shares then outstanding.

                                   ARTICLE II
                           MANNER OF ADOPTION AND VOTE

         Section 1. Action by Directors. The Board of Directors of the Corporation, as of July 9, 1997, duly adopted resolutions approving the above amendment.

         Section 2. No Action by Shareholders. No shareholder action is required for adoption of the above amendment pursuant to IND. CODE. Section 23-1-25-2.

         Section 3. Compliance with Legal Requirements. The manner of adoption of the above amendment and the vote by which it was adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation and the By-Laws of the Corporation.

         Section 4. Effective Date. The above amendment shall become effective when filed with the Indiana Secretary of State.

         I hereby verify, subject to penalties of perjury, that the facts contained herein are true.



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